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                     May 19, 2023

       Larry M. Reid
       Chief Financial Officer
       Cleartronic, Inc.
       8000 North Federal Highway
       Suite 100
       Boca Raton, Florida

                                                        Re: Cleartronic, Inc.
                                                            Form 10-K filed on
December 29, 2022
                                                            Form 10-K/A filed
on on April 28, 2023
                                                            File No. 000-55329

       Dear Larry M. Reid:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology